Exhibit 1

AGREEMENT REGARDING JOINT FILING

The undersigned, the Ravich Revocable Trust of 1989, a California revocable trust, Jess M. Ravich and Tia Palermo, hereby agree and acknowledge that the information required by the Schedule 13D to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: July 6, 2006

Ravich Revocable Trust of 1989

/s/ Jess M. Ravich
By: Jess M. Ravich, Trustee

/s/ Tia Palermo
By: Tia Palermo, Trustee

/s/ Jess M. Ravich
Jess M. Ravich, an individual

/s/ Tia Palermo
Tia Palermo, an individual